EMPLOYMENT AGREEMENT

BETWEEN:

ALAN MCONIE, having an address at 694 SH 2, RD1, Katikati 3177, New Zealand

(the "Executive")

AND:

ALEXCO RESOURCE CORP., a company incorporated pursuant to the laws of British Columbia and having its executive offices at Suite 1150 – 200 Granville Street, Vancouver, British Columbia, V6C 1S4

(the "Company")

WHEREAS:

A. The Company and its subsidiaries (the "Alexco Group") constitute a publicly-listed natural resource enterprise currently engaged in the acquisition, exploration, development and operation of mineral properties, and the provision of environmental permitting and remediation consulting services to clients in mining and other industries;

B. The Company wishes to employ and the Executive wishes to supply his services in the capacity of Vice President, Exploration of the Company, on the terms and conditions set out in this Agreement; and

C. The Company and the Executive desire that this employment relationship and the terms thereof be formally embodied in this Agreement;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following terms:

1. ENGAGEMENT AND DURATION

1.1 Engagement

The Company hereby agrees to employ the Executive on a full-time basis as Vice President, Exploration of the Company and the Executive accepts such employment, subject to the terms and conditions as set forth herein.

1.2 Term

The Executive's employment pursuant to the terms of this Agreement shall commence effective January 24, 2011, and shall continue indefinitely, unless and until terminated as set forth herein. Notwithstanding the foregoing with respect to employment pursuant to the terms of this Agreement, the Company and the Executive acknowledge that the Executive accepted appointment to the office of Vice President, Exploration effective December 28, 2010.

2. DUTIES

2.1 Performance of Duties

The Executive shall act as Vice President, Exploration of the Company, and the Executive shall perform the services and duties generally expected of such a position within the mining industry including but not limited to acting as a Qualified Person for the Company as such term is defined under National Instrument 43-101 "Standards of Disclosure for Mineral Projects" or any successor instrument, rule or policy ("NI 43-101"); and shall perform such other services and duties as may reasonably be assigned by the President and Chief Executive Officer from time to time.

2.2 Principal Place of Work

The Executive shall perform his duties based from the Company's principal executive offices which are currently located at Suite 1150, 200 Granville Street, Vancouver, BC, V6C 1S4, but with significant time spent working in the Keno Hill District of Yukon Territory, Canada, and at any such other location as shall be approved by the CEO. The Executive acknowledges that his duties and responsibilities may involve a significant amount of travelling, and may require the Executive to obtain foreign travel and working visas and permits.

2.3 Reporting

The Executive shall report directly to the President and Chief Executive Officer.

2.4 Instructions

The Executive will, subject to the terms of this Agreement, comply promptly and faithfully with the reasonable and lawful instructions, directions, requests, rules and regulations of the Board of Directors.

2.5 Change of Control

In the event of a change of control of the Company, the Company shall continue to employ and the Executive shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the change of control. Following a change of control, the Executive's services

shall be performed at such location as may be mutually agreed upon between the Company and the Executive, and otherwise as provided in section 2.3. For the purposes of this Agreement, a "change of control" (the "Change of Control") shall be deemed to have occurred when:

(a) at least 50% in fair-market value of all the assets of the Company are sold; or

(b) there is a direct or indirect acquisition by a person or group of persons acting jointly or in concert of voting shares of the Company that when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 25% or more of the outstanding voting shares of the Company; or

(c) a majority of the then-incumbent Board of Directors' nominees for election to the Board of Directors of the Company are not elected at any annual or special meeting of shareholders of the Company.

2.6 Professional Designation

As a condition of continuing employment, the Executive agrees to maintain in good standing professional accreditation sufficient to maintain his status as a Qualified Person as such term is defined under NI 43-101.

3. REMUNERATION AND BENEFITS

3.1 Salary

The Company shall pay to the Executive for his services under this Agreement an annual salary of CAD$200,000, subject to all applicable statutory deductions and payable in substantially equal installments on the dates that the Company has established from time to time for paying wages to its employees. If the Executive should be required to pay income taxes in Canada or any other foreign jurisdiction due to the duties and responsibilities of his role, the Company agrees to tax equalize the Executive for any resultant foreign income taxes payable in excess of what income taxes would otherwise be payable were the Executive taxed solely in his jurisdiction of principal residence, for so long as such jurisdiction is New Zealand, in accordance with any then-current tax equalization policies applicable to executives in the Alexco Group generally.

3.2 Annual Review

The salary referred to in section 3.1 shall be reviewed at least annually by the Company through its President and Chief Executive Officer, in consultation with the senior executive management and the Board of Directors. The salary referred to in paragraph 3.1 shall be increased by such amount as is determined by the President and Chief Executive Officer in his sole discretion taking into consideration the recommendations of

the Board of Directors, the performance of the Executive, the performance of the Company and the Company's then-current general compensation policies.

3.3 Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of this Agreement, on a basis consistent with the Company's expense reimbursement policies in effect from time to time and provided that the Executive provides the Company with written expense accounts with respect to each calendar month. The Company will provide the Executive with, or reimburse the Executive for, services and fees necessary for the performance of the Executive's duties including, but not limited to, membership in any professional institute relevant to the performance of the Executive's duties.

3.4 Medical and Life Insurance

The Company shall provide the Executive with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time and, to the extent permissible by law, the Company shall extend medical and dental insurance coverage to the Executive's spouse and child dependants.

3.5 Directors and Officers Liability Insurance

The Company shall provide the Executive with director's and officer's liability insurance appropriate to the nature of his responsibilities under this Agreement.

3.6 Vacation

The Executive shall be entitled to three weeks of paid vacation for each fiscal year of the Company. Vacation time may be taken at such times as the Executive and the Company may determine, having regard to the operations of the Company. In the event the Executive decides not to take all the vacation to which he is entitled in any fiscal year, the Executive will be entitled to take up to one week of such vacation in the next following fiscal year. The Executive may be permitted to carry over more than one week's vacation if approved by the President and Chief Executive Officer. In addition, the Executive shall be entitled to statutory holidays and the number of paid holidays provided for under the policies and procedures of the Company, as they exist from time to time.

3.7 Other Benefits

In addition to any other compensation or benefits to be received by the Executive pursuant to this Agreement, the Executive shall be entitled to participate in all executive benefits which the Company may from time to time provide to its senior executives, including the granting of stock options and bonus, as approved by the Board of Directors or the Compensation Committee.

3.8 Equipment

The Company shall provide the Executive with such equipment as the Executive and the President and Chief Executive Officer agree is necessary for performance of the Executive's duties which shall include but not be limited to a computer and a cell phone for use in carrying out Company business.

4. CONFIDENTIALITY AND NON-DISCLOSURE

4.1 "Confidential Information"

The term "Confidential Information" means any and all information concerning any aspect of the Company not publicly disclosed, which the Executive may receive or develop as a result of his engagement by or involvement with the Company, and including all technical data, concepts, reports, programs, processes, technical information, trade secrets, systems, business strategies, financial information and other information unique to the Company. All Confidential Information, including notes, diagrams, maps, reports, notebook pages, memoranda, sample materials and any excerpts thereof that include Confidential Information are the property of the Company or parties for whom the Company acts as agent or who are customers of the Company, as the case may be, and are strictly confidential to the Company and/or such parties. The Executive shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent unauthorized disclosure or use of such Confidential Information.

4.2 Equitable Remedies

The Executive acknowledges that any unauthorized disclosure or use of such Confidential Information by the Executive may result in material damages to the Company and that the Company shall be entitled to seek injunctive relief or any other legal or equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Executive. The Executive acknowledges and agrees that his unauthorized disclosure or use of Confidential Information will cause irreparable harm to the Company that could not be adequately compensated by damages.

4.3 Use of Confidential Information

Except as authorized by the Company, the Executive will not:

(a) duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company's Confidential Information; or

(b) use the Company's Confidential Information without the prior written consent of the Company.

4.4 Protection of Confidential Information

The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care used to protect the Executive's own Confidential Information.

4.5 Exception

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a) is or later becomes publicly known under circumstances involving no breach of this Agreement by the Executive;

(b) is already known to the Executive at the time of receipt of the Confidential Information;

(c) is lawfully made available to the Executive by a third party;

(d) is disclosed by the Executive pursuant to a requirement of a governmental department or agency or disclosure is otherwise required by operation of law, provided that the Executive gives notice in writing to the Company of the required disclosure immediately upon his becoming advised of such required disclosure and provided also that the Executive delays such disclosure so long as it is reasonably possible in order to permit the Company to appeal or otherwise oppose such required disclosure and provides the Company with such assistance as the Company may reasonably require in connection with such appeal or other opposition;

(e) is disclosed to a third party under an approved confidentiality agreement; or

(f) is disclosed in the course of the Executive's proper performance of the Executive's duties under this Agreement.

4.6 Removal of Information

The Executive will not, without the written consent of the Board of Directors, remove any information relating to the Company, or any third party with which the Company is conducting business from the premises where the Executive is working, unless required in the normal course of his duties.

4.7 New Discoveries

Any inventions, discoveries or improvements in systems, methods and processes made by the Executive through and in the course of his employment with the Company and any mineral discoveries and opportunities to acquire mineral assets or interests therein which come to the Executive through and in the course of his employment with the Company

will be disclosed to the Company forthwith and shall belong to and be the absolute property of the Company.

4.8 Survival

The provisions of this Article 4 shall survive the termination of this Agreement.

5. DELIVERY OF RECORDS

Upon the termination of the employment of the Executive by the Company, the Executive will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company, and will execute such transfer documentation as is necessary to transfer such property or intellectual property to the Company.

6. TERMINATION

6.1 The Executive's Right to Terminate

The Executive may terminate his obligations under this Agreement:

(a) at any time upon providing a minimum of three months' notice in writing to the Company;

(b) upon a material breach or default of any term of this Agreement by the Company provided that if such material breach or default is capable of being remedied by the Company, it has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Executive to the Company; or

(c) at any time after 90 days following the date on which there is a Change of Control and within 180 days of the date on which there is a Change of Control by providing one month's notice in writing to the Company which notice may be provided by the Executive at any time between the 91st and the 180th day following the date on which there is a Change of Control.

The Company may waive the notice requirements set out in paragraphs (a) and (c) above in whole or in part and if it does so, the Executive's entitlement to remuneration and benefits as set out in sections 6.3 and 6.4 as applicable will apply as of the date the Company waives such notice.

6.2 Company's Right to Terminate

The Company may terminate the Executive's employment under this Agreement at any time:

(a) for just cause which shall include, without limitation, any of the following events:

(i) theft, dishonesty or fraud by the Executive with respect to the business of the Company;

(ii) the conviction of the Executive for a criminal offence that gives rise or is likely to give rise to the Company's stock becoming ineligible for listing on any stock exchange or market or the Company's stock being subject to a cease-trade order by a Canadian or US securities regulatory authority; or

(iii) any and all other omissions, commissions or other conduct which would constitute just cause at law; or

(b) upon the Executive dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two year period during the term of this Agreement, subject to the condition that in the event of disability the Company will not terminate under this subsection 6.2(b) if the disability can be accommodated using commercially reasonable efforts. The Executive shall be deemed to have become disabled if, because of ill health, physical, mental disability or for other causes beyond the control of the Executive, the Executive has been unable or unwilling or has failed to perform the Executive's duties under this Agreement; or

(c) at any time subject to making the severance payment contemplated in section 6.3 to the Executive .

6.3 Severance Payment

In the event of the termination of the Executive's employment:

(a) by the Executive pursuant to subsection 6.1(b) or 6.1(c) of this Agreement; or

(b) by the Company pursuant to subsection 6.2(c) or by the Company in breach of this Agreement;

the Company shall pay to the Executive within 10 days of such termination a severance payment equal to:

(c) CAD$200,000 in the event that such termination occurs before the first anniversary of this Agreement; or

(d) all compensation paid to the Executive under this Agreement for the previous fiscal year multiplied by two in the event that such termination

occurs on or after the first anniversary of this Agreement. "All compensation" is defined as base salary and annual bonus (excluding project bonus).

The Company shall continue the Executive's group insurance benefits, if any, under section 3.4 for 12 months after the date of termination, provided that if the Company is unable to continue any such benefit by reason of the termination of employment, it will instead pay to the Executive an amount equal to the present value of the Company's cost of providing such benefit to the Executive for a period of 12 months.

In addition, the Company shall reimburse the Executive within 10 days of such termination for all expenses as contemplated by section 3.3.

6.4 Compensation Otherwise Due to the Executive on Termination

In the event of the termination of the Executive's employment under this Agreement in circumstances other than those set out in subsections 6.3(a) and 6.3(b) of this Agreement, the Company shall pay the following amounts to the Executive within 10 days of the termination:

(a) if terminated pursuant to subsections 6.1(a) or 6.2(a) of this Agreement, then the Company shall pay to the Executive his then-current salary accrued pursuant to section 3.1 of this Agreement as of the date of termination or effective date of resignation, as applicable;

(b) if terminated pursuant to subsection 6.2(b) of this Agreement, and the Executive or his estate or beneficiaries receive any life insurance or long-term disability benefits for the causal death or disability under the coverages provided pursuant to section 3.4, or such life insurance or disability benefits are not received due to acts of the Executive resulting in the lawful denial of such coverage, then the Company shall pay to the Executive:

  (i) his then-current salary accrued pursuant to this Agreement as of the date of termination; and

  (ii) his then-current salary for one year after the date of termination; or

(c) if terminated in circumstances other than those resulting in payments under subsections 6.4(a) and 6.4(b) of this Agreement, then the Company shall pay to the Executive an amount determined in accordance with subsection 6.3(c) of this Agreement.

6.5 Property Interests

If the Executive's employment with the Company is terminated, and within three years of such termination the Executive acquires directly or indirectly other than from the

Company or any other constituent member of the Alexco Group any present or future interest in any mining claims or properties or mineral interests within 10 kilometres of the external boundaries of any mineral property held by the Company or any other constituent member of the Alexco Group at the time the Executive's employment with the Company was terminated, the Executive will offer the Company, in writing the right to acquire such interest in exchange for reimbursement of his direct and indirect acquisition costs. The Company shall have 30 days after receipt of such offer to accept the offer and 90 days after receipt of such offer to reimburse such costs.

6.6 Resignations

Upon termination of the Executive for whatever reason the Executive shall forthwith execute and deliver to the Company his written resignation from any and all offices of the Company and its affiliates, without claim for compensation for loss of office.

6.7 Payments in Full Settlement

The Executive acknowledges and agrees that the payments pursuant to this Article 6 shall be in full satisfaction of all claims, losses, costs, damages or expenses in connection with the termination of his employment, including termination pay and severance pay pursuant to any applicable labour laws as amended from time to time. Except as provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever from the Company in connection with the employment of the Executive and the termination thereof. As a condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Company, prior to any such payment, a full and final release from all actions and claims in connection with the termination of his employment or any losses, costs, damages or expenses resulting therefrom in favour of the Company, its affiliates, subsidiaries, directors, officers, employees and agents in a form satisfactory to the Company and the Executive.

7. PERSONAL NATURE

The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive.

8. RIGHT TO USE EXECUTIVE'S NAME AND LIKENESS

During the term of this Agreement, the Executive hereby grants to the Company the right to use the Executive's name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

9. LEGAL ADVICE

The Executive hereby represents, warrants and acknowledges to the Company that he has been permitted the opportunity to seek at his sole discretion independent legal advice prior to the execution and delivery of this Agreement.

10. WAIVER

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party's performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

11. NOTICES

11.1 Delivery of Notice

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

11.2 Change of Address

Each party to this Agreement may change its address for the purpose of this Part 11 by giving written notice of such change in the manner provided for in paragraph 11.1.

12. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of British Columbia. All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities.

13. SEVERABILITY

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

14. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto. For greater certainty, notwithstanding the foregoing the parties hereto agree that no stock option agreement in force and outstanding between the Company and the Executive as at the commencement date of the Executive's employment under the terms of this Agreement is considered collateral hereto for the purposes of this section 14 and that all such stock option agreements shall continue in force from such commencement date under their respective terms and conditions.

15. NON-ASSIGNABILITY

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.

16. BURDEN AND BENEFIT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

17. TIME

Time is of the essence of this Agreement.

18. COUNTERPARTS

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this agreement on the 2nd day of February, 2011.

ALEXCO RESOURCE CORP.

CRN

Per: **Clynton R. Nauman**
President and Chief Executive Officer

[signature]

ALAN MCONIE